FIRST AMENDMENT TO MASTER SERVICES AGREEMENT

This First Amendment to Master Services Agreement (the "FIRST AMENDMENT") is made as of August 9, 2002 to be effective as of June 28, 2002 (the "EFFECTIVE DATE") by and between Appiant Technologies, Inc., a Delaware corporation with principal offices located at 6663 Owens Drive, Pleasanton, CA 94588, ("APPIANT") and InPhonic, Inc., a Delaware corporation with principal offices located at 1010 Wisconsin Ave., NW, Suite 250, Washington, DC 20007 ("INPHONIC").

Appiant and InPhonic entered into that certain Master Services Agreement dated March 22, 2001 (the "ORIGINAL AGREEMENT" and as amended hereby, the "AGREEMENT") for Appiant to provide certain services to InPhonic. Appiant and InPhonic desire to modify the Original Agreement in accordance with the terms hereof. In connection with this First Amendment, the Parties have entered into that certain Asset Purchase Agreement dated July 12, 2002 (the "ASSET PURCHASE AGREEMENT"). Accordingly, in consideration of the mutual promises and covenants contained in the Original Agreement and this First Amendment, the parties agree as follows:

1.   DEFINITIONS

     All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Original Agreement

2.   SERVICES.

     2.1. Section 2(a)(i) of the Original Agreement is superceded and replaced with the following provision:

          (i) Modifications. Appiant reserves the right to modify the Designated
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          Services from time to time, provided that Appiant will not modify them in a manner that would (i) materially impact (for purposes of this Section, the Parties recognize that the term "materially impact" means a modification in the Designated Services that would render Client in breach of an agreement with its customer) a Purchase Order still in effect or (ii) have a significant, adverse affect on Client's use of or ability to use the Designated Services

     2.2. Section 2(a)(iii) of the Original Agreement is amended by adding the following provisions to the beginning of the Section:

          (iii) Co-Branded Elements. Except as otherwise provided herein, Client
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          shall own all right, title, and interest in and to the Co-Branded
          Elements and the Co-Branded Portal. The Co-Branded Portal shall be considered a "work made for hire." To the extent that the Co-Branded Portal is not considered a "work made for hire," Appiant hereby assigns to Client all right, title, and interest in and to the Co-Branded Elements and the Co-Branded Portal. Client grants to Appiant a non-exclusive, nontransferable (unless expressly provided for herein), worldwide, royalty-free, license to reproduce, display, perform, modify, prepare derivative works of and otherwise use the Co-Branded Elements during the term of the Agreement but only to the extent that such use is in furtherance of the Agreement and is for the benefit of Client (and Client's end-users).

3.   PROPRIETARY RIGHTS.

     3.1. Section 4(a)(ii) of the Original Agreement is superceded and replaced with the following provision:

          (ii) Except as permitted by applicable law or the other provisions of this Agreement, Client may not decompile, reverse engineer, disassemble, modify, rent, lease, loan, distribute, reproduce, sublicense,


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          assign, transfer or create derivative works of the Appiant Technology.
          Client may not remove, deface or obscure any of Appiant's or its licensors' proprietary rights notices on or in the Appiant Technology or on output generated by the Appiant Technology. If a third party license agreement is included with any Appiant Technology provided hereunder, to the extent such license agreement is inconsistent with this Agreement, Client will be subject to the terms and conditions of such license agreement with respect to such Appiant Technology. Client agrees that any violation of such a third party license agreement will constitute a material breach of this Agreement.

     3.2 Section 4 of the Original Agreement is amended by adding the following new provisions as Sections 4(a)(iii), 4(a)(iv), 4(a)(v) and 4(a)(vi), respectively:

          (a)(iii) In addition to the license granted pursuant to Section 4(a)(i) above and subject to the terms and conditions of the Agreement, including payment of the License Fee (as defined below) and compliance with all restrictions stated below, Appiant grants to Client, and Client hereby accepts, a worldwide, fully-paid, non-exclusive, perpetual, non-sublicensable, right and license (the "LICENSE") to reproduce, transmit, distribute, sell, offer for sale, make derivative works of or improvements on, and otherwise commercially exploit and use in any manner whatsoever the Appiant Technology, Appiant System, and Appiant Development Tools. Without limitation, the foregoing License grants Client the right to use the Appiant Technology, Appiant System and Appiant Development Tools as an application service provider. Appiant represents and warrants to Client that it is authorized and empowered to grant to Client the License.

          (a)(iv) Without limitation on any other restrictions set forth in this Agreement, the following restrictions apply to the License grant in
          Section 4(a)(iii) above:
               (A) Client may only reproduce, transmit, distribute, sell, offer for sale, make derivative works of or improvements on, and otherwise commercially exploit and use in any manner whatsoever the Appiant Technology, Appiant System, and Appiant Development Tools upon such time as Appiant:
                    (1)  terminates or suspends its business or operations;
                    (2)  institutes any voluntary bankruptcy or insolvency
                         proceeding under Federal or state statute;
                    (3)  becomes subject to any involuntary bankruptcy or
                         insolvency proceeding under Federal or state statute (which is not dismissed within sixty (60) days);
                    (4) becomes subject to direct control by a trustee, receiver or similar authority;
                    (5)  has wound up or liquidated, voluntarily or otherwise;
                         or
                    (6)  materially breaches this Agreement (as amended).
               (B) Except as otherwise permitted by this Agreement and/or until the occurrence of any of the foregoing events described in
               Section 4(a)(ii)(A)(1-6), Client shall not alter, copy, reproduce, modify or publish any aspect of the software subject to the License, nor shall Client make any aspect of the software subject to the License available to any third party or allow any third party to access them.

          (a)(v) To the extent that the Appiant Technology, Appiant System, or Appiant Development Tools uses any third party intellectual property, Appiant shall use its best efforts to work with Client to obtain for Client, within forty-five (45) calendar days of August 8, 2002 (or such later date as the parties may mutually agree), the right to use such third party intellectual property in conjunction with the Appiant Technology, Appiant System, and Appiant Development Tools on terms at least as favorable as the terms that Appiant has for such third party intellectual property. In the event that Client is required to pay any license (or similar) fees in order to secure the right to use any such third party intellectual property (the "THIRD PARTY FUNDS"), the License Fee shall be reduced by an amount equal to the Third Party Funds; provided, however, that notwithstanding the foregoing in no event shall the License Fee be less than $800,000.00; provided, further that if the entire $900,000.00 License Fee has already been paid to Appiant, Appiant shall be required to refund to Client the amount of the Third Party Funds (which refund shall not exceed $100,000.00).


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          (a)(vi) One copy of the software subject to the License will be made available to Client within a reasonable period of time after execution of this Agreement (as amended).

4.   PAYMENT.

     4.1. In connection with the execution of this First Amendment, and as a condition thereto, Appiant is this day delivering to InPhonic a warrant in the form attached hereto as Exhibit A (the "WARRANT")
                                                 ---------
          entitling InPhonic to acquire 1,505,375 shares of Appiant's common stock. In delivering the Warrant, Appiant represents and warrants to InPhonic that 3,230,375 shares of Appiant's common stock represents 19.9% of Appiant's outstanding shares of common stock as of the date hereof. If, at any time during the twelve-month period following the date hereof, Appiant issues shares of common stock or shares of preferred stock that are convertible into common stock (a "NEW ISSUANCE"), then, Appiant shall issue to InPhonic additional Warrants (the "ADDITIONAL WARRANTS") so that InPhonic shall continue to hold warrants which, in the aggregate (after giving effect to all warrants held by InPhonic), entitle InPhonic to acquire 19.9% of Appiant's outstanding common stock. Appiant shall be obligated to issue Additional Warrants on each date (the "ISSUE DATE") that Appiant issues shares of common stock or shares of preferred stock that are convertible into common stock and each Additional Warrant shall be delivered to InPhonic within five (5) days of each Issue Date. All Additional Warrants issued hereunder shall be in substantially the form attached hereto as Exhibit A; provided, however, that the per
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          share exercise price under each Additional Warrant shall be equal to the closing trading price of Appiant's common stock on the applicable Issue Date on which the obligation to issue such Additional Warrant arises.

     4.2. Section 7(a) of the Original Agreement is amended by adding the following provisions to the beginning of the Section:

          (i) License Fee. In consideration for the License, Client shall pay
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          Appiant the sum of $900,000.00 (the "LICENSE FEE"). The License Fee
          shall be due and payable as follows:

               $250,000.00 shall be due and payable on the date hereof;

               $175,000.00 shall be due and payable on August 15, 2002;

               $200,000.00 shall be due and payable on September 1, 2002;

               $125,000.00 shall be due and payable on September 15, 2002; and

               $150,000.00 shall be due and payable on October 1, 2002.

     (ii)  Prepayment of Appiant Monthly Box Cost.  Client shall make a
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pre-payment of Appiant Monthly Box Cost fees due pursuant to the Original
Agreement ("PREPAYMENT") in accordance with the following schedule: $75,000 shall be due and payable on August 15, 2002; $75,000 shall be due and payable on September 15, 2002; $100,000 shall be due and payable on October 1, 2002; $250,000 shall be due and payable on October 15, 2002; $200,000 shall be due and payable on November 1, 2002 and $200,000 shall be due and payable on November 15, 2002. The parties agree that the foregoing described Prepayment shall be deemed to constitute payment for a minimum of 10,000 Subscribers (the "MINIMUM NUMBER OF SUBSCRIBERS") per month commencing as of July 1, 2002 (the "PREPAYMENT PERIOD") at an agreed upon Preferred Plan Appiant Monthly Box Cost rate of Seven Dollars and Fifty Cents ($7.50) per Subscriber for the Minimum Number of Subscribers (the "MINIMUM RATE") (this payment being exclusive of all other variable costs attributable to the actual number of Subscribers, which variable costs shall be billed by Appiant and paid by Client as otherwise provided in the Agreement).


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During the Prepayment Period, the actual number of Subscribers per month may vary; provided, however, that it is agreed that there will be a minimum of 10,000 Subscribers per month during the Prepayment Period. If Client's actual number of Subscribers is less than the Minimum Number of Subscribers during the Prepayment Period, Client shall not be entitled to any adjustment or credit for any portion of the Prepayment.

     Notwithstanding the foregoing, the parties acknowledge that pursuant to that certain Secured Deposit Agreement dated July 26, 2002 (the "DEPOSIT AGREEMENT"), Client advanced $200,000 to Appiant. In the event that Client is required to pay Appiant an additional $200,000 pursuant to Section 5(a)(iii) of the Asset Purchase Agreement, then such amount shall be deemed paid as an offset against the amount owed by Appiant to Client pursuant to the Deposit Agreement. If, however, Client is not required to pay Appiant an additional $200,000 pursuant to Section 5(a)(iii) of the Asset Purchase Agreement, then the final Prepayment payment of $200,000 that would otherwise be due on November 15, 2002 shall be deemed paid as an offset against the amount owed by Appiant to Client pursuant to the Deposit Agreement.

     The Prepayment shall be credited against the Appiant Monthly Box Cost fees otherwise due to Appiant under the Original Agreement, and for no other purpose. The Prepayment funds shall be used by Appiant solely for the purpose of providing and maintaining the inUnison Services and any Designated Services to Client. In the event the Agreement is terminated for any reason, other than a Default by Client, no further Prepayment payments shall be made, and Appiant shall refund to Client any amounts of the Prepayment made by Client in excess of any amounts due Appiant under the Agreement for actual Subscribers.

     (iii)  Complimentary Boxes.  As partial consideration for the Prepayment,
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the parties agree as follows: if, at any time during the course of this
Agreement, Client's actual number of Subscribers exceeds 10,000 in any month, then for every two (2) Subscribers in excess of 10,000, Appiant shall waive, in its entirety, the payment of the Minimum Rate for one (1) additional Subscriber for one month (each, a "NO-PAY SUBSCRIBER"); provided, however, that Client will not receive more than 10,000 No-Pay Subscribers in any one month. In the event that more than 10,000 No-Pay Subscribers are earned in any one month, credits with respect to any such excess No-Pay Subscribers may be carried over and used by Client in future periods; provided, however, that in no event shall Client be entitled to more than 120,000 No-Pay Subscribers pursuant to this Section 7(a)(iii).

5.   TERMINATION.

     5.1. Section 12(a) of the Original Agreement is amended by adding the following sentence to the end of the Section: In the event of a Default under the Agreement (as amended) , Client may cease any existing or future Prepayments due Appiant under the Agreement.

     5.2. Section 12(e) of the Original Agreement is superceded and replaced with the following provision:

     Upon the occurrence of any of the events listed in Section 4(a)(iv)(A)(1)-(6) and within ten (10) calendar days following written notice from Client, Appiant will provide best efforts to assist Client in the migration of inUnison Service or any Designated Service to a third party service provider as reasonably requested and paid for by Client. Client further agrees to pay for all inUnison Services rendered to Client until the migration is complete. After migration, Appiant may delete all stored messages and content of Client and Users on the Appiant System and will cease providing all migrated Designated Services.

6.   MISCELLANEOUS

     6.1. Within ten (10) business days of the date hereof, the parties shall execute an escrow agreement to escrow with DSI Technology Escrow Services ("DSI") a copy of the source code, hardware designs, algorithms, libraries, instruction manuals, and other tangible forms of intellectual property necessary for development, installation, operation, and maintenance of the Appiant Technology, Appiant System, and


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          Appiant Development Tools (the "ESCROW AGREEMENT"). The Escrow
          Agreement shall be substantially in the form of DSI's standard escrow agreement. The Escrow Agreement shall provide for the release of the escrowed materials upon the occurrence of any of the following events:
          Appiant (a) terminates or suspends its business or operations; (b) institutes any voluntary bankruptcy or insolvency proceeding under Federal or state statute; (c) becomes subject to any involuntary bankruptcy or insolvency proceeding under Federal or state statute (which is not dismissed within sixty (60) days); (d) becomes subject to direct control by a trustee, receiver or similar authority; (e) has wound up or liquidated, voluntarily or otherwise; or (f) materially breaches this Agreement (as amended). The Escrow Agreement shall provide for the return of the escrowed materials and termination of the escrow upon default or material breach by Client. Client shall pay all related escrow fees.

     6.2. Appiant has been advised by InPhonic of the existence of that certain agreement dated December 12, 2001 between InPhonic and I-Link (the "I-Link Agreement"). InPhonic represents and warrants that the I-Link Agreement does not preclude InPhonic from executing this First Amendment nor does it otherwise interfere with InPhonic performing its obligations under the Agreement. Appiant hereby waives any claim that the I-Link Agreement breaches the provisions of Section 6 of the Agreement to the extent that the I-Link Agreement relates to the provision to Big Planet of services that Appiant was unable to provide.

     6.3. REFERENCE TO AND EFFECT UPON ORIGINAL AGREEMENT. Each reference in the Original Agreement to "this Agreement," "hereunder," "hereof," or words of like import shall hereafter mean and be a reference to the Original Agreement, as amended hereby. Except as specifically amended hereby, the Original Agreement and each and every term and provision thereof shall remain in full force and effect and are hereby ratified and confirmed. If any provision of the Original Agreement or any SOW to the Original Agreement conflicts with a provision of this First Amendment, the provisions of this First Amendment shall control.

     6.4. COUNTERPARTS. This First Amendment may be executed in one (1) or more duplicate originals, all of which together shall be deemed one and the same instrument. Each Party shall have the right to rely on a facsimile signature on

     IN WITNESS WHEREOF, the parties have caused this First Amendment to the Master Services Agreement to be executed by their duly authorized representatives as of the Effective Date.



     APPIANT TECHNOLOGIES, INC.                   INPHONIC, INC.


By:    /s/ Douglas S. Zorn                 By:      /s/ Harold S. Wills
   ----------------------------               ----------------------------
Name:  Douglas S. Zorn                     Name:   Harold S. Wills
      -------------------------                 --------------------------
Title: President & CEO                     Title:
      -------------------------                 --------------------------
Date:                                      Date:
      -------------------------                 --------------------------


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                                    Exhibit A
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                                     Warrant
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